Exhibit 1.1

XEROX CORPORATION

(a New York corporation)

8,000,000 Shares of 6-1/4% Series C Mandatory Convertible Preferred Stock

UNDERWRITING AGREEMENT

June 19, 2003

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Goldman, Sachs & Co.

J.P. Morgan Securities Inc.

Deutsche Bank Securities Inc.

UBS Securities LLC

Banc One Capital Markets, Inc.

Bear, Stearns & Co. Inc.

Danske Markets Inc.

BNP Paribas Securities Corp.

Credit Suisse First Boston LLC

Fleet Securities, Inc.

As Representatives of the several Underwriters

named on Schedule I hereto

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Xerox Corporation, a New York corporation (the “Company”), confirms its agreements (this “Agreement”) with the underwriters named in Schedule I attached hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as provided in Section 11 hereto) for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Banc One Capital Markets, Inc., Bear, Stearns & Co. Inc., Danske Markets, Inc., BNP Paribas Securities Corp., Credit Suisse First Boston LLC and Fleet Securities, Inc. are acting as representative(s) (the “Representatives”) with respect to the issue and sale by the Company and the purchase by the Under-

writers, acting severally and not jointly, of an aggregate of 8,000,000 shares (the “Firm Shares”) of 6-1/4% Series C mandatory convertible preferred stock, $1.00 par value (the “Preferred Stock”) of the Company. In addition, solely for the purpose of covering over-allotments, the Company grants to the Underwriters the option to purchase from the Company up to an additional 1,200,000 shares of Preferred Stock (the “Additional Shares”). The Firm Shares and the Additional Shares are hereinafter collectively sometimes referred to as the “Shares.” The Shares are convertible into shares of common stock, par value $1.00 per share (the “Common Stock”), of the Company at the conversion prices set forth in the Prospectus (as defined below).

The Shares will be issued in book-entry form and will be issued to Cede & Co., as nominee of The Depository Trust Company (“DTC”), pursuant to a letter agreement, to be dated as of the Closing Time (as defined herein) (the “DTC Agreement”), among the Company, the Trustee and DTC.

The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Act”), with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3, as amended (File Nos. 333-101164, 333-101164-01, -03 and -05 through -13), including a prospectus, relating to the offer and sale from time to time of securities of the Company and certain of its subsidiaries (such registration statement as amended to the date of this Agreement, the “Registration Statement”). The term “Base Prospectus” means the prospectus included in the Registration Statement. The Company has furnished to you, for use by the Underwriters and by dealers, copies of a preliminary prospectus supplement to the Base Prospectus (the “Preliminary Prospectus”) relating to the Shares and the shares of Common Stock issuable by the Company upon conversion of the Shares (the “Common Stock Shares”). The Company has filed with, or transmitted for filing to, or shall promptly hereafter file with or transmit for filing to, the Commission a final prospectus supplement (the “Prospectus Supplement”) relating to the Shares and the shares of Preferred Stock represented thereby pursuant to Rule 424(b) of the Act. The term “Prospectus” means the Prospectus Supplement together with the Base Prospectus in the form first used to confirm the sale of the Shares. Any reference in this Agreement to the Registration Statement, the Preliminary Prospectus, any supplemental prospectus (including the Prospectus Supplement) or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus, supplemental prospectus or the Prospectus, as the case may be, and any reference to “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Preliminary Prospectus, any supplemental prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “1934 Act”), as applicable, that are deemed to be incorporated by reference therein. As used herein, “Business Day” shall mean a day on which the New York Stock Exchange is open for trading.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company. The Company represents and warrants to the Underwriters as of the date hereof, as of the Closing Time referred to in Section 2(b) hereof, and as of the Additional Time of Purchase referred to in Section 2(a) hereof, and agrees with the Underwriters, as follows:

(i) Registration Statement and Prospectus. The Registration Statement has been declared effective under the Act; no stop order of the Commission preventing or suspending the use of the Preliminary Prospectus or the effectiveness of the Registration Statement has been issued and no proceedings for such purpose have been instituted or, to the Company’s knowledge after due inquiry, are threatened by the Commission; the Base Prospectus, at the time of filing thereof, complied in all material respects with the requirements of the Act; the Registration Statement complied when it became effective, complies and will comply, at the Closing Time, in all material respects with the requirements of the Act and the Prospectus will comply, as of its date and at the Closing Time, in all material respects with the requirements of the Act; the conditions to the use of Form S-3 have been satisfied; the Registration Statement did not when it became effective and does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading and the Prospectus will not, as of its date and at the Closing Time, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use in the Registration Statement or the Prospectus.

(ii) Incorporated Documents. The documents incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply, as the case may be, in all material respects with the requirements of the 1934 Act.

(iii) Independent Accountants. The accountants who certified the financial statements and the supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus are independent public accountants as required by the Act.

(iv) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement and the Prospectus (and any amendment or supplement thereto), together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statements of operations, balance sheets and cash flows of the Company and its consolidated subsidiaries for the periods specified; except as otherwise stated therein, such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. The supporting schedules included or incorporated by reference in the Registration Statement and the Prospectus (and any amendment or supplement thereto) present fairly in accordance with GAAP the information required to be stated therein. The selected financial data included in the Registration Statement and the Prospectus (and any amendment or supplement thereto) present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in or incorporated by reference in the Registration Statement and the Prospectus (and any amendment or supplement thereto).

(v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) other than as a result of the issuance of the Shares, the contemporaneous issuance by the Company of up to 46,000,000 shares of its common stock, $1.25 billion aggregate principal amount of its senior notes and the establishment of a new $1 billion credit facility, there is no prospective development likely to result in a material change in the capitalization of the Company. For the purposes of this Agreement, the occurrence of any of the events described in clause (A) of this paragraph (v) shall be defined to mean a “Material Adverse Effect.”

(vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of New York and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign company or corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vii) Good Standing of Subsidiaries. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or other organizational power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. Except as otherwise disclosed in the Prospectus, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, to the extent owned by the Company, is owned by the Company directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any Subsidiary was issued in violation of preemptive or similar rights of any securityholder of such Subsidiary. As used herein “Subsidiary” means each subsidiary of the Company listed in Exhibit 99.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, in each case that is in existence on the date hereof. The Company does not own or control, directly or indirectly, any corporation, association or other entity, other than those Subsidiaries which, in the aggregate, would constitute a “Significant Subsidiary,” as such term is defined in Rule 1-02 of Regulation S-X under the Act.

(viii) Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Prospectus in connection with the Xerox Canada Inc. (“XCI”) Exchangeable Class B Stock or the XCI Rights Plan). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock was issued in violation of preemptive or other similar rights of any securityholder of the Company.

(ix) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(x) Authorization of the Transfer Agency Agreement Amendment. The Addendum to Fee and Service Schedule for the Stock Transfer Services between the Company, Equiserve, Inc. and Equiserve Trust Company, N.A. which amends the Agreement for Stock Transfer Services dated February 1, 1999 between the Company and Equiserve Trust Company, N.A. (as successor to Bankboston, N.A.). relating to the Preferred Stock (the “Transfer Agency Agreement Amendment”) has been duly authorized by the Company.

(xi) Authorization of Shares. The Shares to be issued and sold by the Company have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued and fully paid and nonassessable. The Common Stock Shares have been duly and validly authorized and, when issued upon conversion of the Shares, will be duly and validly issued and fully paid and nonassessable.

(xii) Description and Form of Shares. The Shares and the Common Stock conform in all material respects to the descriptions thereof contained in the Prospectus.

(xiii) No Preemptive or Other Similar Rights. Except as described in the Registration Statement and the Prospectus, no person has the right, contractual or otherwise, to cause the Company to register under the Act any shares of capital stock or other equity interests of the Company as a result of the filing or effectiveness of the Registration Statement or the sale of Shares to the Underwriters contemplated hereby or the issuance of the Common Stock upon conversion of the Shares, nor does any person have preemptive rights, co-sale rights, rights of first refusal or other rights to purchase any of the Shares or the Common Stock other than those that have been expressly waived prior to the date hereof.

(xiv) Certificate of Amendment. The Certificate of Amendment of the Certificate of Incorporation of the Company relating to the Preferred Stock (the “Certificate of Amendment” and, together with this Agreement and the Transfer Agency Agreement Amendment, the “Operative Agreements”), has been duly approved by the Board of Directors of the Company, has not been modified, amended or revoked, is in full force and effect on the date hereof and is the only amendment to the Certificate of Incorporation of the Company adopted by the Board of Directors of the Company or any committee thereof relating to the number of author-

ized shares of or the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Preferred Stock; the execution of the Certificate of Amendment by the Company and the filing of the Certificate of Amendment with the Secretary of State of the State of New York (the “Secretary of State”) on behalf of the Company have been duly authorized by the Board of Directors of the Company.

(xv) Manipulation or Stabilization of Share Prices. Neither the Company nor any of its subsidiaries or any of their respective directors and officers has taken, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the 1934 Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(xvi) Absence of Defaults and Conflicts. Neither the Company nor any of its Subsidiaries is (a) in violation of its charter or by-laws or (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), except, in the case of clause (b), for such defaults that have not and would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the Certificate of Amendment and the consummation of the transactions contemplated in this Agreement and in the Registration Statement and the Prospectus (including the issuance and sale of the Shares) and compliance by the Company with its obligations under this Agreement and the Certificate of Amendment have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of (A) the charter (as amended by the Certificate of Amendment) or by-laws of the Company or any Subsidiary or (B) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations except for such violations, in the case of clause (B) only, that would not result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.

(xvii) Absence of Labor Dispute. No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(xviii) Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary, which would be required to be disclosed in the Registration Statement or the Prospectus, except as disclosed in the Registration Statement and the Prospectus, which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement or the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(xix) Accuracy of Descriptions. All of the descriptions of contracts or other documents contained or incorporated by reference in the Registration Statement or the Prospectus are accurate and complete descriptions in all material respects of such contracts or other documents.

(xx) Possession of Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and the expected expiration of any rights under such Intellectual Property would not result in a Material Adverse Effect. Except as disclosed in the Registration Statement and the Prospectus, neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would result in a Material Adverse Effect.

(xxi) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required in connection with the offering of the Shares, the issuance and sale of the Shares, the issuance of the Common Stock upon conversion of the Shares, the due authorization, execution or delivery by the Company of its obligations under any of the Operative Agreements or the consummation of the transactions contemplated by this Agreement, except (A) such as have been already obtained or (B) such as may be required under state or foreign securities or “blue sky” laws or under the rules and regulations of the National Association of Securities Dealers (the “NASD”).

(xxii) Possession of Licenses and Permits. The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agen-

cies or bodies necessary to conduct the business now operated by them, except where the failure to possess such Governmental Licenses would not, individually or in the aggregate, have a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses held are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xxiii) Title to Property. The Company and its Subsidiaries have good and marketable title to all material real property owned by the Company and its Subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances (“Encumbrances”) of any kind except such as (A) are described in the Registration Statement and the Prospectus, (B) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries or (C) where failure to have such good and marketable title or to be free of such Encumbrances would not have a Material Adverse Effect; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Registration Statement and the Prospectus, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except for any such claim as would not, individually or in the aggregate with any other such claims, have a Material Adverse Effect.

(xxiv) Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as are being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(a)(iv) hereof in respect of all federal, state and foreign income and franchise taxes for all periods to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined.

(xxv) Company’s Accounting System. The Company maintains on behalf of itself and its Subsidiaries a system of accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xxvi) Investment Company Act. The Company is not and, after giving effect to the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom as described in the Prospectus, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxvii) Environmental Laws. Except as described in the Registration Statement and the Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or the violation of any Environmental Laws.

(xxviii) Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14(c) and 15d-14(c) under the 1934 Act); such disclosure controls and procedures are designed so that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer by others within those entities; the Company’s auditors and the Audit Committee of the Board of Directors have been advised of: (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iii) any material weaknesses in internal controls. Since the date of the most recent evaluation of the Company’s controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(xxix) NASD Matters. The Company has no knowledge of any affiliations or associations between any member of the NASD and any of the Company’s officers, directors or 5% or greater securityholders, as the case may be.

(xxx) Registration. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and is listed on the New York Stock Exchange (“NYSE”) and the Chicago Stock Exchange (the “CSE”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the NYSE or the CSE, nor has the Company received any notification that the Commission or the NYSE or the CSE is contemplating terminating such registration or listing.

(xxxi) ERISA Matters. Except as described in the Registration Statement and the Prospectus and except as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”). No “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would reasonably be expected to have any liability; the Company has not incurred and does not expect to incur material liability under (x) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (y) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it is so qualified and nothing has occurred, whether by action or by failure to act, which is necessarily likely to cause the loss of such qualification.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its Subsidiaries delivered to the Underwriters or to counsel for the Underwriters shall be deemed a representation and warranty by the Company or such Subsidiary to the Underwriters as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of $97.00 per Share, the number of Firm Shares set forth in Schedule I attached hereto opposite the name of such Underwriter, plus any additional Firm Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 11 hereof. The public offering price is not in excess of the price recommended by Goldman, Sachs & Co., acting in its capacity as a “qualified independent underwriter” within the meaning of Rule 2720 (“Rule 2720”) of the Rules of Conduct of the NASD (the “QIU”). The Company is advised by the Representatives that the Underwriters intend (i) to make a public offering of their respective portions of the Shares as soon after the date hereof as in the Representatives’ judgment is advisable and (ii) initially to offer the Shares upon the terms set forth in the Prospectus.

In addition, the Company hereby grants to the Underwriters the option to purchase, and upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Underwriters shall have the right to purchase, severally and not jointly, from the Company, ratably in accordance with the number of Firm Shares to be purchased by each of them (subject to such adjustment as the Representatives shall determine to avoid fractional shares), all or a portion of the Additional Shares as may be necessary to cover over-allotments made in connection with the offering of the Firm Shares, at the same purchase price per share to be paid by the Underwriters to the Company for the Firm Shares. This option may be exercised by the Underwriters in whole at any time or in part from time to time on or before the thirtieth day following the date of the Prospectus Supplement, by written notice to the Company. Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as the “Additional Time of Purchase”); provided, however, that the Additional Time of Purchase shall not be earlier than the Closing Time nor earlier than the second business day after the date on which the option shall have been exercised nor later than the tenth business day after the date on which the option shall have been exercised. The number of Additional Shares to be sold to each Underwriter shall be the number which bears the same proportion to the aggregate number of Additional Shares being purchased as the number of Firm Shares set forth opposite the name of such Underwriter on Schedule I attached hereto bears to the total number of Firm Shares (subject, in each case, to such adjustment as the Representatives may determine to eliminate fractional shares).

(b) Payment. Payment of the purchase price for, and delivery of certificates for, the Firm Shares shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other place as shall be agreed upon by the Underwriters and the Company, at 9:00 A.M. (Eastern time) on the third business day after the date hereof (unless postponed in accordance with the provisions of Section 11 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to Citigroup Global Markets Inc. for the respective accounts of the Underwriters of the Firm Shares to be purchased by them. It is understood that each Underwriter has authorized Citigroup Global Markets Inc., for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Firm Shares which it has severally agreed to purchase. Citigroup Global Markets Inc., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Firm Shares, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

Payment of the purchase price for the Additional Shares shall be made to the Company at the Additional Time of Purchase in the same manner and at the same office as the payment for the Firm Shares. It is understood that each Underwriter has authorized Citigroup Global Markets Inc., for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Additional

Shares which it has severally agreed to purchase. Citigroup Global Markets Inc., individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Additional Shares, if any, to be purchased by any Underwriter whose funds have not been received by the Additional Time of Purchase, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c) Registration. The Shares shall be issued in such denominations and registered in such names as the Underwriters may request in writing at least one full business day before the Closing Time, the Additional Time of Purchase or the relevant date of delivery, as the case may be. The Shares will be issued in book-entry form for clearance through The Depository Trust Company (“DTC”).

SECTION 3. Covenants of the Company. The Company covenants with the Underwriters as follows:

(a) Delivery of Prospectus. To furnish the Underwriters and those persons identified by the Underwriters to the Company, as many copies of the Prospectus, and any amendments or supplements thereto, as the Underwriters may from time to time reasonably request for the time period specified in Section 3(c)(iii) hereof; in case any Underwriter is required to deliver a prospectus after the nine-month period referred to in Section 10(a)(3) of the Act in connection with the sale of the Shares, the Company will prepare, at its expense, promptly upon request such amendment or amendments to the Registration Statement and the Prospectus as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Act. The Company consents to the use of the Prospectus, and any amendments and supplements thereto required pursuant hereto, by the Underwriters in connection with the offering and sale of the Shares.

(b) Notice and Effect of Material Events. The Company will immediately notify the Underwriters, and confirm such notice in writing, of (i) any filing made by the Company of information relating to the offering of the Shares with any securities exchange or any other securities regulatory body in the United States or any other jurisdiction, (ii) the issuance by the Commission or any state securities commission of any stop order suspending the effectiveness of the Registration Statement or the qualification or exemption from qualification of the Shares for offering or sale in any jurisdiction designated by the Representatives pursuant to Section 3(d) hereof, or the initiation of any proceeding by the Commission or any state securities commission or any other federal or state regulatory authority for such purpose and (iii) the happening, during the period referred to in Section 3(c)(iii) hereof, of any material change or any development involving a prospective material change in or affecting the condition, financial or otherwise, or in the results of operations or business affairs of the Company and its subsidiaries which (A) make any statement in the Registration Statement or the Prospectus false or misleading in any material respect or (B) if not disclosed in the Registration Statement or the Prospectus, would constitute a material omission therefrom. In such event, or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of the Company, its counsel, the Underwriters or counsel for the Underwriters, to amend or supplement the Registration Statement or the Prospectus in order that the Registration Statement or the Prospectus not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Registration Statement or the Prospectus by preparing and furnishing to the Underwriters an amendment or amendments of, or a supplement or

Underwriters an amendment or amendments of, or a supplement or supplements to, the Registration Statement or the Prospectus (in form and substance satisfactory in the reasonable opinion of counsel for the Underwriters) so that, as so amended or supplemented, the Registration Statement or the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then existing, not misleading. The Company shall use its best efforts to prevent the issuance of any stop order or order suspending the effectiveness of the Registration Statement or the qualification or exemption of the Shares by the Commission or under any federal or state securities or “blue sky” laws and, if at any time the Commission or any state securities commission or other federal or state regulatory authority shall issue an order suspending the effectiveness of the Registration Statement or the qualification or exemption of the Shares under any federal or state securities or “blue sky” laws, the Company shall use its best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(c) Amendments and Supplements. The Company will advise the Underwriters promptly, and, if requested by the Representatives, will confirm such advice in writing (i) if it is necessary for any post-effective amendment to the Registration Statement to be declared effective before the offering of the Shares may commence, (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information with respect thereto, or of notice of institution of proceedings for, or the entry of a stop order, suspending the effectiveness of the Registration Statement and (iii) during such period as a prospectus is required to be delivered under the Act in connection with the offering and sale of the Shares by the Underwriters, (A) of any proposal to amend or supplement the Registration Statement or the Prospectus, including by filing any documents that would be incorporated therein by reference and (B) if any event shall occur or condition shall exist as a result of which, it becomes necessary to amend or supplement the Registration Statement or the Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if it is necessary to amend or supplement the Registration Statement or the Prospectus to comply with the Act. The Company will provide the Underwriters and their counsel copies of any such documents for review and comment a reasonable amount of time prior to any proposed filing and to file no such amendment or supplement to which the Underwriters may reasonably object in writing.

The Company will endeavor to cause any necessary post-effective amendment to the Registration Statement to become effective as soon as reasonably possible and will promptly notify the Underwriters, and if requested by the Representatives, confirm such advice in writing, when such post-effective amendment to the Registration Statement becomes effective. If action is required due to a condition described by clause (iii) of the immediately preceding paragraph, subject to such paragraph, the Company shall (A) forthwith prepare and file with the Commission an appropriate amendment or supplement to such Registration Statement or Prospectus so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances in which they are made, be misleading, or so that such Registration Statement or Prospectus will comply with applicable law, (B) prepare promptly upon the reasonable request of any of the Representatives, any amendment or supplement to the Registration Statement or the Prospectus that in the reasonable opinion of Underwriters’ counsel is believed to be necessary under the Act and (C) furnish to the Underwriters and such other persons as the Underwriters may designate such number of copies thereof as the Underwriters may reasonably request.

(d) Blue Sky Qualifications. The Company shall use its reasonable efforts, in cooperation with the Underwriters, to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions as the Underwriters may designate; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Shares have been so qualified, the Company shall file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as may be required in connection with the distribution of the Shares.

(e) Use of Proceeds. The Company shall use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus under the caption “Use of Proceeds.”

(f) Rule 424(b). The Company shall file the Prospectus pursuant to Rule 424(b) under the Act not later than the Commission’s close of business on the second Business Day following the date of determination of the offering price of the Shares or, if applicable, such earlier time as may be required by Rule 424(b).

(g) Reasonable Inquiries; Information. In connection with the original distribution of the Shares, the Company agrees that, prior to any offer or resale of the Shares by the Underwriters, the Underwriters and counsel for the Underwriters shall have the right to make reasonable inquiries into the business of the Company and its subsidiaries.

(h) Subsequent Filings. Subject to Section 3(f) hereof, the Company shall file promptly all reports and any definitive proxy or information statement required to be filed by the Company with the Commission in order to comply with the 1934 Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required by the Act in connection with the offering or sale of the Shares.

(i) Earning Statement. The Company shall make generally available to its securityholders, and to deliver to the Representatives, an earning statement of the Company (which need not be audited but will satisfy the provisions of Section 11(a) of the Act) covering a period of twelve months beginning after the effective date of the Registration Statement (as defined in Rule 158(c) of the Act) as soon as is reasonably practicable after the termination of such twelve-month period.

(j) Lock-Up. The Company shall not, during the period beginning from the date of the Prospectus Supplement and continuing to and including the date 90 days after the date of such Prospectus Supplement, without the prior written consent of each of Goldman, Sachs & Co. and Citigroup Global Markets Inc., on behalf of the Underwriters, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge or grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exchangeable for Common Stock or file any registration statement under the Act with respect to any of the foregoing; or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any shares of Common Stock, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise. Notwithstanding the foregoing, the following shall be permitted: (1) the sale of the Shares to the Underwriters pursuant to this Agreement, (2) the sale of up to 46,000,000 shares of Common Stock as described in the Prospectus Supplement relating to the sale of shares of Common Stock, (3) the issuance of shares of Common Stock as payment of dividends on the Shares in accordance with the terms thereof, (4) the issuance of shares of Common Stock upon the conversion of the Shares, (5) the issuance of shares of Common Stock upon the exercise of outstanding options and warrants disclosed as outstanding in the Prospectus and (6) the granting of options and the issuance of shares of Common Stock upon the exercise thereof pursuant to stock option and employee benefit plans in effect on the date hereof (as such plans are in effect on the date hereof).

(k) Reservation of Shares. The Company will reserve and keep available at all times, free of preemptive rights, the full number of shares of Common Stock issuable upon conversion of the Shares. At any time that the number of authorized but unissued shares of Common Stock (or Common Stock held in treasury and available for such purpose) shall be less than the aggregate number of shares of Common Stock into which the Preferred Stock then outstanding shall be convertible, to take such action as is necessary to increase the number of shares which the Company is authorized to issue so that the Company will have a sufficient number of shares of Common Stock available for conversion of the Preferred Stock then outstanding.

(l) Adjustment of Conversion Prices. Between the date hereof and the Closing Time, the Company shall not do or authorize any act or thing that would result in an adjustment of the conversion prices relating to the Shares set forth in the Prospectus.

(m) Manipulation or Stabilization of Share Prices. The Company shall not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company shall pay all expenses incident to the performance of its obligations under this Agreement, including (i) the printing of the Registration Statement, the Preliminary Prospectus, the Prospectus and of each amendment or supplement thereto and delivery (ii) the printing or reproduction of the Operative Agreements and related documents, (iii) the preparation, issuance and delivery of the book-entry credits for the Shares to the Underwriters, (iv) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares, (v) the fees and disbursements of the Company’s counsel and accountants, (vi) the qualification of the Shares under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of a “blue sky” survey, and (vii) the registration of the Shares under the 1934 Act and the listing of the Shares on the NYSE.

(b) Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5(o) or Section 10(a)(i) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligation of the Underwriters to purchase and pay for the Firm Shares and the Additional Shares hereunder is subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company and any of its Subsidiaries delivered pursuant to the provisions hereof, in each case at the date hereof and as of the Closing Time or the Additional Time of Purchase, as the case may be, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Opinions of Counsel for the Company. At the Closing Time and the Additional Time of Purchase, the Underwriters shall have received the favorable opinions, dated as of the Closing Time or the Additional Time of Purchase, as the case may be, of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, substantially to the effect set forth in Exhibit A attached hereto, (ii) Martin S. Wagner, Associate General Counsel to the Company, substantially to the effect set forth in Exhibit B attached hereto and (iii) Christina E. Clayton, General Counsel to the Company, substantially to the effect as set forth in Exhibit C attached hereto. Each such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company or any of its subsidiaries and certificates of public officials.

(b) Opinion of Counsel for Underwriters. At the Closing Time and the Additional Time of Purchase, the Underwriters shall have received the favorable opinion, dated as of the Closing Time or the Additional Time of Purchase, as the case may be, of Cahill Gordon & Reindel LLP, counsel for the Underwriters, in form and substance satisfactory to the Underwriters. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(c) Rule 424(b). The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Act in accordance with Section 3(f) of this Agreement and no amendment or supplement to the Registration Statement or the Prospectus, including documents deemed to be incorporated by reference therein, shall have been filed to which you object in writing.

(d) Officers’ Certificate. At the Closing Time and the Additional Time of Purchase, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement or the Prospectus (exclusive of any amendment or supplement thereto or documents incorporated by reference therein that are filed after the date hereof), any Material Adverse Effect and the Underwriters shall have received a certificate of the Chairman or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time or the Additional Time of Purchase, as the case may be, to the effect that (i) there has been no such Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time or the Additional Time of Purchase, as the case may be and (iii) the Company has complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time or the Additional Time of Purchase, as the case may be.

(e) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from PricewaterhouseCoopers LLP a letter dated the date hereof, in form and substance satisfactory to the Underwriters, containing statements and information of the type ordinarily included in accountants’ comfort letters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement or the Prospectus.

(f) Bring-down Comfort Letter. At the Closing Time and the Additional Time of Purchase, the Underwriters shall have received from PricewaterhouseCoopers LLP a letter, dated as of the Closing Time or the Additional Time of Purchase, as the case may be, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time or the Additional Time of Purchase, as the case may be.

(g) Maintenance of Rating. At the Closing Time and the Additional Time of Purchase, the Company’s senior unsecured debt shall be rated at least B+ by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) and B1 by Moody’s Investor Service, Inc. (“Moody’s”).

(h) Additional Documents. At the Closing Time and the Additional Time of Purchase, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(i) No Stop Orders. Prior to the Closing Time and the Additional Time of Purchase, no stop order with respect to the effectiveness of the Registration Statement shall have been issued under the Act or proceedings initiated or, to the Company’s knowledge, threatened under Section 8(d) or 8(e) of the Act.

(j) Book-Entry. The Shares shall be eligible and accepted for clearance and settlement through DTC.

(k) Lock-Up Agreements. At or prior to the Closing Time, the Underwriters shall have received the written agreement in substantially the form attached hereto as Exhibit D (the “Lock-Up Agreement”), dated on or prior to the date of this Agreement, from each of the Company’s directors and officers (as defined under Rule 16a-1(f) of the 1934 Act) (as set forth on Schedule II attached hereto), and such Lock-Up Agreements shall be in full force and effect.

(l) NYSE and CSE Approvals. The NYSE shall have approved the listing (subject to official notice of issuance) of the Shares. The NYSE and the CSE shall have approved the listing (subject to official notice of issuance) of the Common Stock Shares.

(m) Certificate of Amendment. The Certificate of Amendment shall have been duly filed with the Secretary of State and shall have become effective under the Business Corporation Law of the State of New York.

(n) Transfer Agency Agreement Amendment. The Transfer Agency Agreement Amendment in form and substance reasonably satisfactory to the Representatives shall have been executed and delivered by each of the parties thereto.

(o) Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives that have agreed to purchase the majority of Firm Shares, as listed on Schedule I hereto, by notice to the Company at any time at or prior to the Closing Time or the Additional Time of Purchase, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 7, 8 and 9 hereof shall survive any such termination and remain in full force and effect.

SECTION 6. [Intentionally Omitted]

SECTION 7. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, its officers and directors and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, resulting from any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company becoming effective after the date of this Agreement) or in a Prospectus (the term Prospectus for the purpose of this Section 7 being deemed to include any Preliminary Prospectus, the Prospectus and any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(c) hereof) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the Underwriters), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that (A) this indemnity agreement shall not apply to any loss, liability, claim, damage or expense of an Underwriter to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Underwriter expressly for use in such Registration Statement or the Prospectus (or any amendment or supplement thereto) and (B) the Company shall not be liable to any indemnified party with respect to any Preliminary Prospectus (or supplement thereto) if (i) the Prospectus corrected any such untrue statement or omission, (ii) the Prospectus was delivered to such indemnified party (sufficiently in advance of the Closing Time and in sufficient quantity to allow for distribution by the Closing Time), (iii) the delivery of the Prospectus was required by the Act to be made to the applicable purchaser and (iv) such indemnified party failed to furnish a copy of the Prospectus (excluding any documents incorporated by reference therein) to the applicable purchaser.

(b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the directors and officers of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company) or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter expressly for use in such Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company) or Prospectus (or any amendment or supplement thereto).

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) hereof, counsel to the indemnified parties shall be selected by the Underwriters, and, in the case of parties indemnified pursuant to Section 7(b) hereof, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. If it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and which counsel is reasonably acceptable to the indemnified parties’ defendant in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them which are different from or in addition to those available to such indemnifying party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement, unless the indemnifying party shall in good faith contest the reasonableness of such fees and expenses (but only to the extent so contested) or the entitlement of the indemnified person to indemnification under the terms of this Section 7.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth in the Prospectus, bear to the aggregate initial offering price of the Shares as set forth on such cover.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or by the Underwriters on the other hand and the par-

ties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 8. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the amount by which the total discounts or commissions received by it hereunder exceeds the amount of any damages which such Underwriter otherwise would have been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 8, each person, if any, who controls each Underwriter within the meaning of Section 15 of the Act or Section 20 of the 1934 Act and affiliates, officers and directors of each Underwriter shall have the same rights to contribution as the Underwriters, and each officer and director of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

The Underwriters’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective amount of Shares they have purchased hereunder, and not joint.

SECTION 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or controlling person, or by or on behalf of the Company, and shall survive delivery of the Shares to the Underwriters.

SECTION 10. Termination of Agreement.

(a) Termination; General. The Representatives that have agreed to purchase the majority of the Firm Shares, as listed on Schedule I hereto, may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement or the Prospectus (exclusive of any amendment or supplement thereto or documents incorporated by reference therein that are filed after the date hereof), any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of such Representatives, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NASD, any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (iv) if a banking moratorium has been declared by either federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 hereof shall survive such termination and remain in full force and effect.

SECTION 11. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time to purchase the Firm Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Shares”), then the non-defaulting Underwriters shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other Underwriters, to purchase all, but not less than all, of the Defaulted Shares in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the non-defaulting Underwriters shall not have completed such arrangements within such 24-hour period, then:

(a) if the aggregate number of Defaulted Shares does not exceed 10% of the aggregate amount of Firm Shares to be purchased on such date pursuant to this Agreement, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations under this Agreement bear to the purchase obligations of all non-defaulting Underwriters, or

(b) if the aggregate number of Defaulted Shares exceeds 10% of the aggregate principal amount of Firm Shares to be purchased on such date pursuant to this Agreement, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 11 shall relieve any defaulting Underwriter from liability in respect of its default. In the event of any such default which does not result in a termination of this Agreement, either the non-defaulting Underwriters or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Prospectus or in any other documents or arrangement.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to them at their addresses set forth on the first page of this Agreement; and notices to the Company shall be directed to Xerox Corporation, Corporate Headquarters, 800 Long Ridge Road, Stamford, CT 06904, attention of Martin S. Wagner, Assistant Secretary and Associate General Counsel.

SECTION 13. Parties. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and their respective successors and the controlling persons, affiliates, officers and directors, referred to in Sections 7 and 8 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and their respective successors, and said controlling persons, affiliates, officers, directors and Trustee, and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from the Underwriters shall be deemed to be a successor by reason merely of such purchase.

SECTION 14. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 15. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 16. Underwriters’ Information. The Company and the Underwriters acknowledge and agree that for all purposes of this Agreement the only information relating to any Underwriter that has been furnished to the Company in writing by any Underwriter expressly for use in the Prospectus consists of the following: the third, ninth, tenth and sixteenth paragraphs under the heading “Underwriting” in the Prospectus.

SECTION 17. Qualified Independent Underwriter.

(a) Indemnification of QIU. The Company agrees to indemnify and hold harmless the QIU, its affiliates, and each person, if any, who controls the QIU within the meaning of Section 15 of the Act or Section 20 of the 1934 Act to the extent and in the manner set forth in clauses (i), (ii) and (iii) below:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, resulting from any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company becoming effective after the date of this Agreement) or in a Prospectus (the term Prospectus for the purpose of this Section 17 being deemed to include any Preliminary Prospectus, the Prospectus and any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 17(c) hereof) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the reasonable fees and disbursements of counsel chosen by the QIU), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that (A) this indemnity agreement shall not apply to any loss, liability, claim, damage or expense of the QIU to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the QIU expressly for use in such Registration Statement or the Prospectus (or any amendment or supplement thereto) and (B) the Company shall not be liable to any indemnified party with respect to any Preliminary Prospectus (or supplement thereto) if (i) the Prospectus corrected any such untrue statement or omission, (ii) the Prospectus was delivered to such indemnified party (sufficiently in advance of the Closing Time and in sufficient quantity to allow for distribution by the Closing Time), (iii) the delivery of the Prospectus was required by the Act to be made to the applicable purchaser and (iv) such indemnified party failed to furnish a copy of the Prospectus (excluding any documents incorporated by reference therein) to the applicable purchaser.

(b) Actions against Parties; Notification. The QIU shall give notice, as promptly as reasonably practicable, to the Company of any action commenced against the QIU in respect of which indemnity may be sought hereunder, but failure to so notify the Company shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Counsel to the QIU shall be selected by the QIU. The Company may participate at its own expense in the defense of any such action; provided, however, that counsel to the Company shall not (except with the consent of the QIU) also be counsel to the QIU. If it so elects within a reasonable time after receipt of such notice, the Company may assume the defense of such action with counsel chosen by it and which counsel is reasonably acceptable to the QIU, unless the QIU reasonably objects to such assumption on the ground that there may be legal defenses available to it which are different from or in addition to those available to the Company. In no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for the QIU in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not without the prior written consent of the QIU, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 17 hereof (whether or not the QIU is an actual or potential party thereto), unless such settlement, compromise or consent (i) includes an un-

conditional release of the QIU from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the QIU.

(c) Settlement without Consent if Failure to Reimburse. If at any time the QIU shall have requested the Company to reimburse the QIU for fees and expenses of counsel, the Company agrees that it shall be liable for any settlement of the nature contemplated by Section 17(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Company of the aforesaid request, (ii) the Company shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) the Company shall not have reimbursed the QIU in accordance with such request prior to the date of such settlement, unless the Company shall in good faith contest the reasonableness of such fees and expenses (but only to the extent so contested) or the entitlement of the QIU to indemnification under the terms of this Section 17.

(d) Contribution. If the indemnification provided for in this Section 17 hereof is for any reason unavailable to or insufficient to hold harmless the QIU in respect of any losses, liabilities, claims, damages or expenses referred to therein, then the Company shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by the QIU as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the QIU on the other hand from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the QIU on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the QIU on the other hand in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this Agreement (before deducting expenses) received by the Company and the total fee received by the QIU, in each case as set forth in the Prospectus, bear to the aggregate initial offering price of the Shares as set forth on such cover.

The relative fault of the Company on the one hand and the QIU on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or by the QIU and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the QIU agree that it would not be just and equitable if contribution pursuant to this Section 17 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 17. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 17 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litiga-

tion, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 8, the QIU shall not be required to contribute any amount in excess of the amount by which the total discounts or commissions received by it hereunder exceeds the amount of any damages which the QIU otherwise would have been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 17, each person, if any, who controls the QIU within the meaning of Section 15 of the Act or Section 20 of the 1934 Act and affiliates of the QIU shall have the same rights to contribution as the QIU, and each officer and director of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

(e) The Company hereby confirms its engagement of the services of the QIU as, and the QIU hereby confirms its agreement with the Company to render services as, a “qualified independent underwriter” within the meaning of Rule 2720 with respect to the offering and sale of the Shares.

(f) The QIU hereby represents and warrants to, and agrees with, the Company and the Underwriters that with respect to the offering and sale of the Shares as described in the Prospectus:

(i) The QIU constitutes a “qualified independent underwriter” within the meaning of Rule 2720;

(ii) The QIU has conducted due diligence in respect of the offering and sale of the Shares as described in the Prospectus;

(iii) The QIU has undertaken the legal responsibilities and liabilities of an underwriter under the Act specifically including those inherent in Section 11 thereof; and

(iv) The QIU recommends, as of the date of the execution and delivery of this Agreement, that the price of the Shares shall not be lower than $100.00.

(g) The QIU hereby agrees with the Company and the Underwriters that, as part of its services hereunder, in the event of any amendment or supplement to the Prospectus, the QIU will render services as a “qualified independent underwriter” within the meaning of Rule 2720 with respect to the offering and sale of the Shares as described in the Prospectus as so amended or supplemented that are substantially the same as those services being rendered with respect to the offering and sale of the Shares as described in the Prospectus (including those described in subsection (b) above).

(h) The Company agrees to pay the QIU $10,000 for serving as QIU in connection with the offering and sale of Shares.

The QIU hereby consents to the references to it as set forth under the caption “Underwriting” in the Prospectus and in any amendment or supplement thereto made in accordance with Section 3 hereof.

[Signature pages follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the QIU and the Company in accordance with its terms.

Very truly yours, XEROX CORPORATION

By:	/s/ LAWRENCE A. ZIMMERMAN
Name:	Lawrence A. Zimmerman
Title:	Senior Vice President and Chief Financial Officer

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CONFIRMED AND ACCEPTED,

        as of the date first above written:

CITIGROUP GLOBAL MARKETS INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH

 INCORPORATED

GOLDMAN, SACHS & CO.

J.P. MORGAN SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

UBS SECURITIES LLC

BANC ONE CAPITAL MARKETS, INC.

BEAR, STEARNS & CO. INC.

DANSKE MARKETS INC.

BNP PARIBAS SECURITIES CORP.

CREDIT SUISSE FIRST BOSTON LLC

FLEET SECURITIES, INC.

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ THOMAS W. OSTRANDER
Authorized Signatory

For themselves as Representatives of the other Underwriters named on Schedule I hereto.

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GOLDMAN, SACHS & CO., as Qualified Independent Underwriter

By:	/s/ GOLDMAN, SACHS & CO.
Authorized Signatory

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Schedule I

Underwriter	Number of Firm Shares
Citigroup Global Markets Inc.	1,086,667
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,086,666
Goldman, Sachs & Co.	1,086,667
J.P. Morgan Securities Inc.	1,086,667
Deutsche Bank Securities Inc.	1,086,667
UBS Securities LLC	1,086,666
Banc One Capital Markets, Inc.	400,000
Bear, Stearns & Co. Inc.	400,000
Danske Markets Inc.	160,000
BNP Paribas Securities Corp.	200,000
Credit Suisse First Boston LLC	160,000
Fleet Securities, Inc.	160,000

Total	8,000,000

Schedule II

Company’s Directors and Executive Officers

1.	Ursula M. Burns
2.	Christina E. Clayton
3.	James A. Firestone
4.	Gilbert Hatch
5.	Antonia Ax:son Johnson
6.	Vernon E. Jordan, Jr.
7.	Gary R. Kabureck
8.	Yotaro Kobayashi
9.	Hilmer Kopper
10.	Ralph S. Larsen
11.	Michael C. MacDonald
12.	Anne M. Mulcahy
13.	N.J. Nicholas, Jr.
14.	John E. Pepper
15.	Ann N. Reese
16.	Lawrence A. Zimmerman

Exhibit A

FORM OF OPINION OF COMPANY’S COUNSEL

TO BE DELIVERED PURSUANT TO

SECTION 5(a)(i)

See attached.

Exhibit B

FORM OF OPINION OF ASSOCIATE GENERAL COUNSEL OF COMPANY

TO BE DELIVERED PURSUANT TO

SECTION 5(a)(ii)

See attached.

Exhibit C

FORM OF OPINION OF GENERAL COUNSEL OF COMPANY

TO BE DELIVERED PURSUANT TO

SECTION 5(a)(iii)

See attached.

Exhibit D

Form of Lock-Up Agreement

See attached.